Exhibit 3

Bogotá D.C., January 29, 2013

Republic of Colombia

Ministry of Finance and Public Credit

Carrera 8, No. 6C-38, Piso 1

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statements under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on December 16, 2011 (Registration Statement No. 333-178546) and on January 23, 2009 (No. 333-156913), as amended (collectively, the “Registration Statement”), of U.S.$1,000,000,000 aggregate principal amount of the Republic’s 2.625% Global Bonds due 2023 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated December 20, 2011 included in the Registration Statement most recently filed with the Commission, as supplemented by the Prospectus Supplement dated January 22, 2013 relating to the Securities, as filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004 (as amended, the “Fiscal Agency Agreement”), between the Republic and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.);

(iii) the global Securities dated January 29, 2013 in the principal amount of U.S.$1,000,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated January 29, 2013 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference); and

(e) Decree No. 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f) Law 1366 of December 21, 2009 (a translation of which has been filed as part of Exhibit 3 to Amendment No. 2 to the Republic’s 2008 Annual Report on Form 18-K and incorporated herein by reference); and

(vi) the following additional actions under which the issuance of the Securities has been authorized:

(a) Resolution No. 131 of January 21, 2013, of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 13 of November 23, 2012 issued by the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) Approval No. 3734 dated November 23, 2012 of the Consejo Nacional de Política Económica y Social (“CONPES”) (a translation of which is attached as Exhibit C hereto); and

(d) Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on January 17, 2013 (a translation of which is attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 2 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2011 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “General Information—Validity of the Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

No opinion is expressed as to any law of any jurisdiction other than Colombia. With respect to the opinion set forth above, my opinion is limited to the laws of Colombia. This opinion is specific as to the transactions and the documents referred to herein and is based upon the law as of the date hereof. My opinion is limited to that expressly set forth herein, and I express no opinions by implication.

Very truly yours,

/s/ PABLO CÁRDENAS REY

PABLO CÁRDENAS REY
Head of the Legal Affairs Group of the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

EXHIBIT A

REPUBLIC OF COLOMBIA

MINISTRY OF FINANCE AND PUBLIC CREDIT

RESOLUTION No. 0131

(January 21, 2013)

“Whereby the Nation is authorized to issue, subscribe and place Public

External Indebtedness Certificates up to an amount of 1.6 BILLION OF

US DOLLARS (US $ 1,600,000,000), or its equivalent in other currencies in the international capital markets and other provisions are taken;”

THE MINISTER OF FINANCE AND PUBLIC CREDIT

in use of his legal powers and specially those conferred by Article 19 of

Decree 2681 of 1993, and,

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with Public External Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995, sets forth that for all purposes provided for in subsection 5 of 2nd Paragraph of Article 41 of Law 80 of 1993, the Inter-Parliamentary Commission of Public Credit shall issue a preliminary opinion allowing to start with relevant procedures for public credit transactions and a final opinion making said transaction become real for the execution of said transactions in each particular case. From the above are exempted the transactions related to the issuance, subscription and placement of bonds and securities, for which purposes, the Inter-Parliamentary Commission of Public Credit shall render its opinion just for once;

•

Pursuant to CONPES 3734 Document of November 23, 2012, the National Council of Economic and Social Policies -CONPES- rendered its favorable opinion to the Nation to contract transactions related to public external credit to pre-finance and/or finance budgetary appropriations for FY2013 and FY2014 up to an amount of THREE BILLION US DOLLARS (US $ 3,000,000,000), or its equivalent in other currencies;

Based on the favorable opinion rendered by the National Council of Economic and Social Policies –NCESP (CONPES)-, mentioned in the previous recital, the Nation has not carried out any public external credit transaction in the international capital markets;

The Inter-Parliamentary Commission of Public Credit rendered its sole favorable opinion in its session held on January 17, 2013, so that the Nation – Ministry of Finance and Public Credit – may issue external bonds up to an amount of 1.6 BILLION US DOLLARS (US $ 1,600,000,000), or its equivalent in other currencies, to finance budgetary appropriations for FY2013;

Based on the authorizations referred to in previous recitals, the Nation has not carried out any public external certificates in the international capital markets;

•

In line with provisions of Article 16, subsections c) and h) of Law 31 of 1992, through External Resolution Nº 013 of November 23, 2012, the Board of Directors of Banco de la República indicated the general financial conditions to which the Nation must be bound to place Public External Indebtedness Certificates in the international capital markets, proceeds of which are intended to finance budgetary appropriations for FY2013;

RESOLVES:

•

ARTICLE ONE.- Issuance Authorization. To authorize the Nation to issue, subscribe and place Public External Indebtedness Certificates in the international capital markets up to an amount of 1.6 BILLION US DOLLARS (US $ 1,600,000,000), or its equivalent in other currencies, intended to finance budgetary appropriations for FY2013:

•	ARTICLE TWO.- Characteristics, terms and conditions. The Public External Indebtedness Certificates being dealt with in previous recital will have the following characteristics, terms and conditions:

Maturity:	Over two (2) years, depending on the market to be entered.

Interest rate:	Fixed- or variable rate according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Other charges and fees:	The ones corresponding to this sort of operations

ARTICLE THREE.- Other terms and conditions. The other terms, conditions and characteristics of the issuance authorized hereby shall be determined by the General Directorate of Public Credit and National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- Authorization for related operations. To authorize the Nation to carry out the operations related to the public credit transaction described in Article One hereof.

ARTICLE FIVE.- Taxes. In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- Enforcement of other regulations. The Nation - Ministry of Finance and Public Credit must comply to the other enforceable regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other provisions modifying, adding or repeal it.

ARTICLE SEVEN.- Entry into force and publication. This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit and National Treasury, pursuant to provisions of Article 18 of Law 185 of 1995.

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of January 21, 2013

MAURICIO CÁRDENAS SANTAMARÍA

MINISTER OF FINANCE AND PUBLIC CREDIT

CHECKED BY:	Miguelangel Gómez/Pablo Cárdenas
DRAFTED BY:	Nathaly Grass/Camila Erazo
DEPARTMENT:	Deputy Directorate for External Financing of the Nation of the General Directorate of Public Credit and National Treasury

EXHIBIT B

BULLETIN	No. 047
Date November 23, 2012
Number of Pages 29

CONTENTS

Page

External Resolution No. 13 of 2012 “Whereby the financial Conditions are set forth and to which the Nation must be subject to place External Public Indebtedness Certificates in the international capital markets”.	5

This Bulletin is published under the provisions of letter a) of Article 51 of Law 31 of 1992 and paragraph of Article 108 of Law 510 of 1999

Office of the Secretary of the Board of Directors – Carrera 7 No. 14-78, 6th Floor – Bogotá, D. C. - Phones: 343 1192 - 343 0374

EXTERNAL RESOLUTION No 13 OF 2012

(November 23)

Whereby the financial conditions to which the Republic must be subject to place external public debt certificates in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and h) of Article 16 of Law 31 of 1992,

RESOLVES:

Article 1.- Without prejudice of the fulfillment of the other requisites set forth by the laws in force and in order to ensure the placement shall take place according to the market conditions, the securities in foreign currency to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2013, shall be subject to the financial conditions listed below:

PERIOD:	Over 2 (two) years according to the market to be accessed.

INTEREST:	Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limit provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	Those ones corresponding to this sort of operations.

Paragraph.- Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2.- Within the ten (10) days following the date of each issuance, the Ministry of Finance and Public Credit shall report to the Board of Directors of Banco de la República about the result of the placement of securities referred to herein.

Article 3.- This resolution is valid as from the date of its publication.

Given in Bogotá, D. C., as of November 23, 2012.

MAURICIO CÁRDENAS SANTAMARÍA	ALBERTO BOADA ORTIZ
President	Secretary

EXHIBIT C

National Council of Economic and Social Policy

Republic of Colombia

National Planning Department

FAVORABLE OPINION GIVEN TO THE NATION TO GET AN INDEBTEDNESS

QUOTA IN EXTERNAL BONDS UP TO AN AMOUNT OF USD $ 3 BILLION OR ITS

EQUIVALENT IN OTHER CURRENCIES TO PRE-FINANCE AND/OR FINANCE

BUDGETARY APPROPRIATIONS FOR FY 2013 AND 2014

National Planning Department: SC-DEE

Ministry of Finance and Public Credit

Approved Version

Bogotá D.C., November 23, 2012

Summary

This document is being submitted to the National Council for Economic and Social CONPES for the favorable opinion so that the Nation may contract operations related to external public debt to pre-finance and /finance budgetary appropriations for FY 2013 and 2014 for the amount of USD 3.0 billion or its equivalent in other currencies.

The foregoing is done so that the Nation may have the opportunity to start financing FY2013 or FY2014 on a timely and sufficient way, helping to maintain a strong cash position that may allow to meeting the commitments for such FYs. Additionally, with the authorization requested, the Colombian Government will have flexibility to optimize the use of funding sources and keep on maintaining liquid and efficient yield curves.

Classification: L271

Keywords: External Bonds, Funding, Nation, International, Issuance, Budgetary Requirements

I.	INTRODUCTION

In accordance with the provisions of paragraph 2 of Article 41 of Law 80 of 1993 and Articles 18, 19 and 40 of Decree 2681 of 1993, this document is submitted to the National Council for Economic and Social Policy - CONPES, to obtain the favorable opinion so that the Nation - Ministry of Finance - may contract operations related to external public debt to pre-and/or finance budgetary appropriations for FY2013 and FY2014 for the amount of USD 3.0 billion or its equivalent in other currencies.

II.	BACKGROUND

With CONPES 3711 of November 25, 2011, the Nation received a favorable opinion external to issue bonds up to USD 3.0 billion or its equivalent in other currencies to pre- finance and/or finance budgetary appropriations for FY2012. Under this quota, the Nation carried out the following transactions in the international markets: the reopening in USD Global Bond due in 2041 amounting to USD 1.5 billion together with a debt bond repurchase for USD 580.4 million and the issuance of TES 2023 Global Bond for an amount of USD 555.6 million, which features are described below:

USD Global Bond Reopening in 2041 and Debt Bond Repurchase

On January 10, 2012, the Nation carried out the reopening of Global Bond due in 2041 for a total amount of USD 1.5 billion, which was performed at a rate of 4.964 % expecting a demand of about USD 3.6 billion and 165 institutional investors approximately.

It was a historic operation for the Nation on the following aspects: the dollar funding rate at 30 years was the lowest obtained by the Republic of Colombia and the transaction was the largest carried out at the long end of the dollar curve.

As to the repurchase, the Government received bids from investors interested in selling bonds for approximately USD 2.7 billion, of which purchase orders were accepted for an amount of USD 580.4 million in face value of the dollar-denominated bonds maturing in 2013, 2015, 2016 and 2027.

It is important to note that this operation fulfilled the Nation proactive strategy to improve the external debt profile and the efficiency of its curve in dollars, reducing the amortization of the coming years, adding liquidity to the benchmarks of the curve and reducing distortions generated by low liquidity in bonds, high coupons and high yields.

After this transaction, the quota of USD 3.0 billion authorized by the 3711 CONPES of November 25, 2011, was affected only at USD 919.6 million, as a result of subtracting USD 580.4 million of buyback from USD 1,500 million of reopening, thus leaving an available quota for USD 2.0804 billion.

2023 Global TES Issuance

On September 14, 2012, the Nation issued the Global TES bond maturing in 2023 for an amount of COP 1 trillion pesos, equivalent to USD 555.7 million, which were placed in the international capital market at a rate of 4.50 % and carrying a coupon of 4.375%.

The placement rate of 2023 Global TES was lower by 200 basis points to the local TES maturing in July 2024 and 25 basis points lower than the intervention rate of the Colombia’s Central Bank, currently at a level of 4.75%. Additionally, the rate and the coupon of this security are the lowest achieved in Colombian Pesos in the global market.

With this new issue, the Nation met the strategic goal of building more liquid and efficient performance curves by renewing benchmark bonds, maintaining the relevance of the Global TES as international benchmark for securities denominated in COPs and payable in US Dollars while preserving an adequate debt composition of a majority stake denominated in COPs.

Thus, with the issuance of 2023 Global TES, the available quota for USD 2.0804 billion after reopening and repurchase carried out in January became affected in USD 555.6 million, leaving a final quota USD 1.52475 billion.

III.	JUSTIFICATION

2013 Financial Plan

The 2013 Financial Plan includes external funding sources by $ 3.0 billion, which will be allocated to meet most of the debt service commitments, amounting to USD 3.656 billion during said term.

For this reason, the necessary authorizations are being managed to perform financing operations through the issuance of external bonds. In this regard, although it is estimated that the specific needs through foreign bonds amount to USD 2.0 billion, it is considered desirable to have greater flexibility to use at any one time the most convenient funding source for the Nation or if considered necessary, to start the pre-financing of next term.

Market conditions, as will be shown below, have never been more favorable for the bond issuance in the international market, which is translated into the ability to get borrowing costs at historical lows. Therefore, it is necessary to be more responsive as possible to take advantage of more favorable windows of opportunity and avoid periods of volatility that may arise.

Figure 5

2013 Financial Plan

SOURCES	$	MM		42,560

Disbursements				33,422

External	(US$	3,000 mill.	)	5,400
Bonds	(US$	2,000 mill.	)	3,600
Multilateral and Others	(US$	1,000 mill.	)	1,800
Domestic				28,022
TES				28,008
Agreed				3,000
Auctions				23,008
Compulsory				2,000
Otros				14

Accrual Adjustments				119

Treasury Transactions				1,472

Initial Availability				2,547
In US Dollars	(US$	1,144 mill.	)	2,059
In COPs				488

Others				5,000
Privatizations and others				5,000

USAGE	$	MM		42,560

Deficit to be financed				15,994

From which, External Interest	(US$	2,147 mill.	)	3,865
From which Domestic Interest				14,098

Amortizationss				24,729
External	(US$	1,509 mill.	)	2,717
Domestic				22,012

Central Bank’s losses				433

Final availability				1,404
In COP				425
In USD	(US$	544 mill.	)	979

Source: Ministry of Finance and Public Credit (preliminary). 2012 Medium-Term Fiscal Framework

Market conditions

The main factors that influence the market behavior are related to the global economic behavior and the debt crisis in the Euro zone.

On the first, according to the latest International Monetary Fund projections as of October 2012, it is expected that the global economic growth for 2012 shall be 3.3%, with first-world economies growing at 1.3% while emerging economies will do it at 5.3%, a performance which of course is a half-point slowdown compared to the one shown in 2011, when the global economic growth was 3.8%.

Chart 1

World GDP Growth (per year)

Source: International Monetary Fund– Data and Statistics (October 2012)

Against this scenario of weak growth, central banks around the world have increased the aggressiveness of their expansionary monetary policies. In the U.S., the Federal Reserve announced it will keep its benchmark rate between 0 % and 0.25 % until mid-2015 and launched a third round of quantitative stimuli or “3-QE3 Quantitative Easing” (tool unconventional monetary policy), which searches through monthly purchase of 40.0 billion of mortgage debt, injecting liquidity into the economy and thus boost job creation and economic growth. With respect to the other central banks, the European Central Bank kept its rate now at 0.75 % after several cuts made since the end of 2011, while the Bank of England and Bank of Japan are continuing their programs of quantitative stimulus through asset purchase in the market.

On the other hand, regarding the sovereign debt crisis in Europe, as the deterioration in the economic outlook and fiscal imposed greater pressure on the financing capacity of states, both political and monetary authorities of the Union have been announcing a full support for the Euro and its member countries, as well as a set of measures aimed at restoring confidence in the market and build the pillars of a strategy of fiscal support for member countries that require it.

One step better received by the market was launched by the ECB of a repurchase program of sovereign bonds known as program of direct transfers “Outright-OMT Monetary Transactions”, consisting of the purchase of bonds in the secondary market in countries where high bond yields and risk premiums maintain a high financial cost and affect the uniform behavior of the Eurozone.

The above monetary easing steps by major central banks and backing announcements in the Eurozone have increased the level of liquidity and relieved market confidence, pushing down the level of interest rates and fueling risk taking by investors.

Chart 2

Intervention rates vs. Treasure Rate

Fuente: Bloomberg

In this context of low interest rates and sharp slowdown in developed countries, emerging countries with better fiscal performance and better growth prospects continue to be an attractive investment option by offering higher interest rates. This condition, coupled with the technical position of liquidity of investors, has focused investment flows to the bond markets of emerging countries.

Colombia, due to its important consolidation process at fiscal level, structural reforms adopted during the current administration and its positive trend in terms of risk ratings, has been one of the main beneficiaries, experiencing significant compression in different indicators of credit risk. Rates and spreads on their benchmark bonds at 10 and 30 years, as shown in Figure 3, are at their historic lows.

Figure 3

Fees and spreads of benchmark bonds of the Republic of Colombia

Source: Bloomberg. Cut date as October 23, 2012.

At the same time, the CDS1 credit risk premiums1 also show a positive performance in both absolute and relative terms. Nowadays Colombia (BBB-) has lower risk premiums than the highest rated countries like Brazil (BBB) and Perú (BBB) in Latin America and other emerging markets in other relevant regions such as South Africa (BBB) or Russia (BBB). The foregoing reflects the confidence of institutional investors in Colombian credit.

[1]

The CDS or Credit Default Swaps are derivatives used for protection against the credit risk of an issuer or an obligation. In that sense, they act as insurance in which the buyer pays a premium to secure the obligation of a principal and accrued interest at the default of a specific issuer for a specified period. Being associated with the probability of default, the premiums for these products can be used for credit risk comparisons among countries.

Figure 4

Colombia CDS vs Sovereign Ranking

Source: Bloomberg. Cut date as October 23, 2012.

Thus, the technical position of the market is favorable and sets up a positive environment for fixed income instruments, especially for emerging issuers with favorable macroeconomic and fiscal performance such as Colombia. However, vulnerability to major corrections in the perception of overall market risk is relevant. As seen in Figure 5, certain events in the markets can generate significant aversion to risk and generate massive outflows of funds dedicated to emerging markets, so it is important to consider the factors that may affect the levels of volatility at a given time.

Figure 5

Flows into emerging countries (USD million) vs. Market Volatility

Fuente: Bloomberg, EPFR, MorganStanley. Con corte a 16 de Octubre de 2012.

On this matter, the outlook for 2013 continues to have a high degree of uncertainty since it is considered that the economic and financial conditions may deteriorate further due to several factors. First, the tax cliff or “Fiscal Cliff” that will face the U.S. economy, which is not only a tax increase but also the reduction of social spending and government defense; it could reduce investment in the economy and thus its growth. Moreover, there is still uncertainty about the effectiveness of the plans announced by the European Central Bank, the program of direct transfers and the effect of austerity measures on economic resilience. Finally, China’s economic performance is not entirely satisfactory; it could involve a reduction in demand for commodities, thereby affecting exports of emerging countries and the performance of their economies.

In that sense, it is important that the federal authorizations count on it to mitigate the volatility associated with the above factors, to capture more favorable funding costs and minimize risks of execution of operations carried out with the funding target budget in FY2013 or FY20142.

It should be noted that this authorization meets the requirements of Article 40 of Decree 2681 of 1993: i) suitability of the transaction to the Government policy on public credit, and ii) compliance of the transaction with the macroeconomic program and financial plan.

[2]

The Ministry of Finance and Public Credit does not count currently with authorizations from the CONPES and the Inter-Parliamentary Commission of Public Credit to finance budgetary appropriations of FY2013 or 2014. Pursuant to provisions of Article 16 of Law 31 of 1992, it is necessary to submit the External Resolution to the Board of Directors of the Colombian Central Bank to set up the financial conditions to which the Nation must be subject to place public external debt certificates in the international capital markets to finance budgetary appropriations of FY2013 or FY2014.

IV.	OBJECTIVES

•	To ensure that the Nation has sufficient maneuvering space to carry out pre-financing and /or financing transactions aimed to maintain a safe position for FY2013 and FY2014.

•	To be flexible enough to use the most favorable funding sources for the Nation according to market conditions.

•	To have access on a timely and sufficient basis to international markets and keep on fulfilling the Government’s strategic objectives to build liquid and efficient yield curves.

V.	RECOMMENDATIONS

The Ministry of Finance and National Planning Department recommend to CONPES:

To issue a favorable opinion so that the Nation may contract public credit transactions related to external to pre- and/or finance budgetary appropriations for FY2013 and FY2014, up to the amount of USD 3.0 billion or its equivalent in other currencies.

EXHIBIT D

Ministry of Finance and Public Credit

Republic of Colombia

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTER-PARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on January 17, 2013, the Inter-Parliamentary Commission of Public Credit has given unanimously its sole favorable opinion so that the Nation – Ministry of Finance and Public Credit – may issue bonds up to an amount of US $ 1.6 billion or its equivalent in other currencies, intended to finance budgetary appropriations for FY2013.

Best regards,

CATALINA FLECHAS SERNA
TECHNICAL SECRETARY

Given in Bogotá D. C., as of January 17, 2013

Carrera 8 No. 6C-38 Bogotá, D. C.

Zip Code 111711

PBX (57-1) 381 1700

atencioncliente@minhacienda.gov.co

www.minhacienda.gov.co